Exhibit (a)(5)(x)

AMC Networks Announces Preliminary Results

of Modified Dutch Auction Tender Offer

New York, NY – October 15, 2020 – AMC Networks Inc. (“AMC Networks” or the “Company”) (NASDAQ: AMCX) today announced the preliminary results of its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, on October 14, 2020.

Based on the preliminary count by Equiniti Trust Company, the depositary for the tender offer (the “Depositary”), a total of 10,912,396 shares of AMC Networks’ Class A common stock, par value $0.01 per share (the “Class A Shares”), were properly tendered and not properly withdrawn at or below the purchase price of $23.20 per Class A Share, including 7,072,908 Class A Shares that were tendered by notice of guaranteed delivery.

In accordance with the terms and conditions of the tender offer and based on the preliminary count by the Depositary, AMC Networks expects to accept for purchase, at a price of $23.20 per Class A Share, approximately 10,912,396 Class A Shares properly tendered at or below the purchase price and not properly withdrawn before the expiration date, for an aggregate cost of approximately $253,167,587, excluding fees and expenses relating to the tender offer. Included in the 10,912,396 Class A Shares AMC Networks expects to accept for purchase in the tender offer are approximately 136,534 Class A Shares that AMC Networks has elected to purchase pursuant to its right to purchase up to an additional 2% of its outstanding Class A Shares. As AMC Networks expects to accept for purchase all the Class A Shares that were properly tendered and not properly withdrawn at a price at or below $23.20, AMC Networks expects there to be no proration factor. The Class A Shares expected to be purchased represent approximately 26.9 percent of the Class A Shares issued and outstanding as of October 13, 2020. The Company will pay for the Class A Share repurchases with available cash.

The number of Class A Shares to be purchased and the purchase price are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the Depositary and is based on the assumption that all Class A Shares tendered through notice of guaranteed delivery will be delivered within the two trading day settlement period. The final number of Class A Shares to be purchased and the final purchase price per share will be announced following the expiration of the guaranteed delivery period and completion by the Depositary of the confirmation process. Payment for the Class A Shares accepted for purchase under the tender offer, and return of all other Class A Shares tendered and not purchased, will occur promptly thereafter.

BofA Securities, Inc. and Citigroup Global Markets Inc. acted as joint dealer managers for the tender offer, D.F. King & Co., Inc. acted as information agent for the tender offer and Equiniti Trust Company acted as the depositary for the tender offer. Stockholders who have questions or would like additional information about the tender offer may contact the information agent, D.F. King & Co., Inc., toll-free at (877) 478-5043; banks and brokers may call D.F. King at (212) 269-5550 or the joint dealer managers, BofA Securities, Inc. and Citigroup Global Markets Inc. at (888) 803-9655 and (877) 531-8365, respectively.

About AMC Networks Inc.

AMC Networks is a global entertainment company known for delivering high-quality content to audiences and a valuable platform to distributors and advertisers. The Company, which operates several of the most recognizable brands in entertainment, manages its business through two operating segments: (i) National Networks, which principally includes AMC, BBC AMERICA, IFC, SundanceTV and WE tv; and AMC Studios, the Company’s television production business; and (ii) International and Other, which principally includes AMC Networks International, the Company’s international programming business; AMC Networks SVOD, the Company’s targeted subscription streaming services, Acorn TV, Shudder, Sundance Now and UMC (Urban Movie Channel); Levity Entertainment Group, the Company’s production services and comedy venues business; and IFC Films, the Company’s independent film distribution business. For more information on AMC Networks, please visit the Company’s website at www.amcnetworks.com.

Forward Looking Statements

This press release may contain statements that constitute forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

Contacts:

Investor Relations Seth Zaslow (646) 273-3766 seth.zaslow@amcnetworks.com	Corporate Communications Georgia Juvelis (917) 542-6390 Georgia.juvelis@amcnetworks.com